SERVICES AGREEMENT

This Services Agreement (hereinafter together with any and all amendments and exhibits the “Agreement”) was made this 1st day of March 2018 in Kiev by and between:

Jetblack Corp., an legal entity duly established, registered and existing under valid laws of USA, located at: 4949 SW Macadam Ave. 2nd floor Suite 84 Portland, OR 97239 hereinafter “Client”, and

Magnis, Limited Liability Company represented by Fedir S. Nedashkovskyl as a president, duty registered and existing under valid laws of Ukraine, identification code 40393735, located at Zoologichna str., 4A/139, Kyiv, Ukraine, 04119, hereinafter “Contractor”.

Hereinafter Client and the Contractor Individually are referred to herein as the “Party” and collectively as the “Parties”.

Now therefore the Parties a1med on contractual framing of all and any preliminary agreements on essential conditions herein and targeting on mutual economic and entrepreneurial interests have herewith agreed as follows:

Article 1.

Subject of the Agreement

1.1.

Under this Agreement the Contractor is obliged to render services through software development (hereinafter - Services) on the Client’s instructions and the Client is obliged to settle rendered services to the Contractor in due time and proper manner.

1.2.

Services list, content, terms of rendering and Service price shall be determined by the Parties separately.

Article 2.

Rights of the Parties

2.1.

The Client shall have the following rights:

2.1.1.

To give instructions and propositions about subject of this Agreement.

2.1.2.

To demand from the Contractor duly Services rendering under this Agreement

2.2.

The Contractor shall have the following rights:

2.2.1.

To obtain from the Client necessary for Services rendering documentation and information; to adjust Services rendering conditions under this Agreement;

2.2.2.

To demand from the Client in time and duly payment for rendered Services.

Article 3.

Obligations of the Parties

3.1.

The Client shall have the following obligations:

3.1.1.

To provide to the Contractor all relevant documentation and information that are necessary for Services rendering under this Agreement;

3.1.2.

To pay in due time to the Contractor for the properly rendered Services on terms and conditions hereto;

3.1.3.

Do not disclose personally and ensure the nondisclosure by anyone to whom the Client provides this Agreement or information about this Agreement, any information on the terms of this Agreement, including rates, price of the Agreement and/or any payments made under this Agreement to any person acting on behalf of the Contractor (Contractor's team).

3.1.4.

Do not establish employment and / or civil relationship using employment services rendering, works performance with employees and / or individuals - subcontractors of Contractor involved in the Services rendering under this Agreement earlier than 1-year after relationship between the Contractor and such person was terminated (but in any case such period cannot be longer than one (1) year after termination of this Agreement), both directly and indirectly (through third parties or otherwise).

3.2.

The Contractor shall have the following obligations:

3.2.1.

To make the best efforts for duty Services rendering in due time on terms and conditions under this Agreement;

3.2.2.

To con suit and explain to the Client procedure and order of Services rendering, to inform the Client about the current Services rendering status, to notice the Client in due time of any circumstances that influence to conditions, terms and Service rendering order.

Article 4.

Services Acceptance

4.1.

The fact of Service acceptance is confirmed by providing Contractor to the Client invoice-act. Invoice-act as a united document must be signed by the Contractor. The signature of the Client on the invoice-act is not obligatory.

4.2.

The Client can pay the deposit to the Contractor on account of payments under this Agreement to confirm and ensure its implementation.

Article 5.

Price/Payments Terms and Conditions

5.1.

Price. The total value of this Agreement consists of sum of values of all signed invoice-acts.

5.2.

Currency of contract. All settlements according to this Agreement shall be made In US dollars.

5.3.

Payment Method. All amounts due hereto are subject for wire transfer on the bank accounts stipulated by this Article 5. Particular bank account for the money transfer will be provided by the Contractor in the invoice. Only the Client is allowed to initiate payment transfer for Services rendering. The bank account details of the Client, which are provided in this Agreement, does not allow the Contractor to debit payments from the Clients account.

5.4.

Bank Details of the Parties

5.4.1

Client bank details:

Name: Jetblack Corp.

Account #: [INTENTIONALLY LEFT BLANK]

Bank: Umpqua Bank

SWIFT: [INTENTIONALLY LEFT BLANK]

54.2.

Contractor bank details:

Beneficiary: Magnis, LLC

Identification code: [INTENTIONALLY LEFT BLANK]

Account #: [INTENTIONALLY LEFT BLANK]

Bank: Raiffeisen Bank Aval

Bank code: [INTENTIONALLY LEFT BLANK]

SWIFT: [INTENTIONALLY LEFT BLANK]

Or

Beneficiary: Magnis, LLC

Identification code: [INTENTIONALLY LEFT BLANK]

Account#: [INTENTIONALLY LEFT BLANK]

Bank: OTP Bank

Bank code: [INTENTIONALLY LEFT BLANK]

SWIFT: [INTENTIONALLY LEFT BLANK]

5.5.

Commissions of correspondent banks may be charged both by sender and by correspondent.

Article 6.

Responsibilities

6.1.

General Responsibility. For partial or full default under this Agreement the Parties shall be liable under conditions stipulated herein and valid laws of Ukraine.

Article 7.

Applicable Law. Dispute Settlements

7.1.

Applicable Law. This Agreement shall be governed by and construed in accordance with the valid laws of Ukraine.

7.2.

Negotiations. Any disputes or disagreements which may arise out of or in relation with this Agreement could be resolved by friendly negotiations.

7.3.

Court Procedure. Any dispute arising out of or relating to this Agreement, which is not possible to resolve by means of friendly negotiations, shall be referred to settlement by commercial court in accordance with the procedures established by valid laws of Ukraine.

Article 8.

Termination

8.1.

Term. Hereby the Parties agreed that this Agreement shall come into force as from the date of Its execution and shall stay In force during 3 (three) years. If the expiry date of this Agreement, neither Party is willing to terminate the contract, the contract is prolonged for one (1) year. The contract is prolonged each time until neither Party is willing to terminate this Agreement

8.2.

Termination. The Parties shall be entitJed to earfy tennlnaUon of this Agreement by entering into appropriate termination agreement.

Article 9.

Miscellaneous

9.1.

Agreement Supersedes. This Agreement supersedes all prior agreements, written or oral, between the Parties with respect to essence herein.

9.2.

Successors. The terms, conditions and obligations hereunder shall be binding to and valid for successors of the Parties.

9.3.

Change of requisites Notice. The Parties shall notify one another about change of their bank requisites during 20 calendar days from the date appropriate changes occur, but in any case the Party receiving monies shall notify the paying Party about change of bank requisites not later than in 5 days before the scheduled receiving of monies.

9.4.

Duplicates. This Agreement is made in two (2) original duplicates.

9.5.

Languages. This Agreement is made in Ukrainian and English. In the event of conflict between Ukrainian and English version Ukrainian version shall prevail.

IN WITNESS WHEREOF the authorized representatives of the Parties have signed this Agreement on the date and to place first written above.

For Client:	For Contractor

/s/ Daniel A. Goldin	/s/ Fedir S. Nedashkovskyi
Name: Daniel A. Goldin
Position: President
Based on: 04/20/18